EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement in Amendment No. 1 on Form S-3 of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in Abeona Therapeutics Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Whitley Penn LLP

Dallas, Texas

June 1, 2018